EXHIBIT 99.1

Sharps Compliance Reports Fiscal 2017 Second Quarter Results

  Route-based pick-up services gain traction with significant revenue growth
  Second quarter Professional market billings increase 62%
  Second quarter Assisted Living and Government billings increase 10% and 53%, respectively
  Slower than expected flu season-related orders in the December 2016 quarter

HOUSTON, Jan. 25, 2017 (GLOBE NEWSWIRE) --  Sharps Compliance Corp. (NASDAQ:SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for the second quarter and first six months of fiscal 2017, which ended December 31, 2016.

Revenue in the second quarter of fiscal 2017 was $9.7 million, a 3% decrease as compared to revenue of $10.0 million in the same prior year quarter. Sequentially, revenue grew 2% as compared to $9.5 million in the first quarter of 2017.  The Company reported an operating loss of $0.2 million in the second quarter of fiscal 2017, compared to operating income of $0.7 million in the second quarter of fiscal 2016.  Sharps recorded a net loss of $0.2 million, or ($0.01) per basic and diluted share in the second quarter of fiscal 2017, compared to net income of $0.6 million or $0.04 per basic and diluted share, in the second quarter of fiscal 2016.

Customer billings decreased 12% to $9.3 million for the quarter ended December 31, 2016 as compared to billings of $10.5 million in the prior year period. The Company reported significant growth in the Professional market as well as growth in the Assisted Living and Government markets. Government market billings included $0.1 million of orders under the VA’s Blanket Purchase Agreement and $0.2 million of revenue from the MedSafe program. Retail market billings were down by $1.4 million due to slower than expected flu-season related orders and a prior year stocking order of the TakeAway Medication Recovery System Envelopes from a major retailer. Pharmaceutical Manufacturer billings for the second quarter were down over the prior year as a result of the timing of customer inventory builds. (See Reconciliation of Customer Billings to Revenue in the supplemental table included at the end of this release).

David P. Tusa, President and Chief Executive Officer of Sharps, stated, “For the December 2016 quarter, we were faced with a negative comparison to the prior year in the Retail and Pharmaceutical Manufacturer markets of about $2.4 million. We were able to offset this somewhat with strength in other markets including Professional and Government.”

Mr. Tusa continued, “We are pleased with the significant progress we are making in our long term strategy to drive additional revenue growth through our route-based offering which is very complementary to mailback solutions.  The integration of our three recent strategic acquisitions is complete and during the quarter we opened our new treatment and distribution facility in Pennsylvania.  The expansion of our route-based capabilities, combined with our mailback offering, has opened up new geographic, customer and servicing opportunities for our Company. Additionally, the route-based offering provides an opportunity to offset the seasonality and lumpiness of orders in a number of our markets, including Retail and Pharmaceutical Manufacturer, with more predictable recurring revenue in markets where proper disposal is required by law.”

Integration of Acquired Route-Based Businesses and New Treatment Facility

During the second quarter of 2017, Sharps recognized approximately $1.6 million in revenue from its route-based service offering which represented about 17% of consolidated customer billings. For comparative purposes, the acquired businesses generated $1.0 million of the $1.6 million in this quarterly revenue based on their pre-acquisition run-rate with the difference being attributable to organic growth.

Additionally, during the second quarter, the Company began operating its new medical waste treatment facility in Pennsylvania.  The facility operates as both a medical waste treatment facility, using an autoclave, and as a transfer station for medical, pharmaceutical and trace chemotherapy waste of up to 82 tons per day.  In addition to processing the medical waste generated by the Company’s route-based and mailback customers, the facility also serves as an outbound distribution center of mailback and other solutions.

Mr. Tusa added, “As a full-service provider of comprehensive medical waste management solutions to the small and medium quantity generator market, we believe that offering both the mailback as well as the route-based pick-up solution is not only best for the customer but an important differentiator for us as we look to further penetrate the small and medium quantity generator medical waste management market in the country which is estimated at $1 billion.”

Second Quarter Review

Professional market billings increased 62% to $3.0 million in the second quarter of fiscal 2017.  This increase was a combination of acquired and organic growth as the Company continued its focus on securing customers from the small to medium quantity generator sector, which consists largely of physicians, clinics, dentists, surgery centers, veterinarians and other healthcare professionals, who benefit from the cost-effective and convenient Sharps Recovery System™ and the Company’s route-based pick-up services.  The Company’s inside and online sales channel, which primarily targets the Professional and Government markets, realized a 42% increase in billings to $1.4 million in the fiscal 2017 second quarter from $1.0 million in the same prior year period.

Retail market billings decreased 46% to $1.6 million compared with $3.0 million in the prior year period, reflecting a decrease in flu shot related orders of about $0.7 million, as well as a decrease of $0.6 million in billings for the TakeAway Medication Recovery System envelopes, which were launched by a major retail pharmacy customer in the prior year period.

Pharmaceutical Manufacturer billings decreased 44% to $1.4 million in the second quarter of fiscal 2017 compared to $2.5 million in the second quarter of fiscal 2016. The decline is related to the timing of inventory builds for patient support programs.

Government billings grew by 53% to $0.4 million as compared to $0.2 million in the second quarter of fiscal 2016.  Government market billings included $0.1 million of orders under the VA’s Blanket Purchase Agreement compared with no VA orders in the second quarter of fiscal 2016. MedSafe related orders to the government market were $0.2 million for the quarter ended December 31, 2016 compared with $0.1 million in the second quarter of fiscal 2016.

Assisted Living market billings grew 10% to $0.6 million for the second quarter of fiscal 2017 as compared to $0.5 million in the second quarter of fiscal 2016.  Second quarter 2017 Home Health Care billings were consistent with the same quarter of the previous year at $2.0 million in the current year as compared to $2.1 million in the prior year.

Mr. Tusa added, “We saw continued strength in our Professional market resulting from the focused efforts of our inside and field sales teams as well as the contributions from our acquired businesses. During the second quarter, Retail billings were impacted by lower flu shot related orders and a decline in sales of TakeAway envelopes as a result of a large stocking order from a major retail pharmacy in the prior year.  Our Pharmaceutical Manufacturer market sales tend to fluctuate from quarter to quarter and while we saw lower sales in the second quarter, we are focused on several inventory builds which we believe should positively impact the March 2017 quarter.

“We remain confident that our unique solution for Pharma companies, which allows our customers to promote their brand while also gathering important patient data and meeting medical waste disposal requirements, provides us a competitive advantage and opportunities for growth. We continue to see strong demand for our MedSafe offering facilitating the disposal of ultimate user controlled substances and expect that both opioid abuse and environmental concerns will continue to drive long term interest in that solution.”

Operating performance

Gross margin was 30% in the second quarter of fiscal 2017 compared to gross margin of 33% in the second quarter of fiscal 2016. Gross margin for the second quarter of fiscal 2017 was adversely impacted by duplicative costs as we transitioned from third party processing of medical waste in our Northeast Region to internal processing at our new facility in Pennsylvania. We expect third-party processing cost to decrease significantly beginning in the March 2017 quarter. SG&A increased over the prior year by about $0.3 million for the second quarter of fiscal 2017 due to ongoing expenses associated with acquired businesses and higher sales and marketing costs.

The Company reported an operating loss of $0.2 million in the second quarter of fiscal 2017, compared to operating income of $0.7 million in the second quarter of fiscal 2016.  Sharps achieved EBITDA of $0.2 million in the second quarter of fiscal 2017 as compared to EBITDA of $0.9 million in the second quarter of fiscal 2016. (See Reconciliation of Net Income (Loss) to EDITDA in the supplemental table included at the end of this release).

First Half Fiscal 2017 Review

Sharps recorded revenue of $19.2 million in the first six months of fiscal 2017, an increase of 8% compared to revenue of $17.9 million in the first six months of fiscal 2016. Customer billings increased 3% to $19.1 million in the first half of fiscal 2017. Professional billings increased 63% to $5.8 million in the first six months of fiscal 2017 as compared to $3.6 million in the same prior year period. Assisted Living billings increased 12% to $1.2 million in the first six months of fiscal 2017 as compared to $1.0 million in the same prior year period. Government billings increased 16% to $0.8 million in the first six months of fiscal 2017 as compared to $0.7 million in the same prior year period. Pharmaceutical Manufacturer billings decreased 15% to $3.2 million in the first half of fiscal 2017 as compared to $3.8 million in the first half of 2016. Home Health Care billings remained essentially flat at $3.9 million in the first six months of fiscal 2017 as compared to $4.0 million in the same prior year period.  In the first six months of fiscal 2017, Retail billings declined 23% to $3.7 million as compared to $4.8 million in the first six months of fiscal 2016, primarily due to a decrease in billings for the TakeAway Medication Recovery System envelopes which were launched by several Retail customers in the prior year. Billings for the flu shot related business were relatively flat for the first six months of fiscal 2017 compared to the prior year. On a trailing twelve months’ basis, flu shot related business in the Retail market increased 9% in the current period compared to the prior year.

Fiscal 2017 year-to-date gross margin was 30% as compared to gross margin of 35% in the first six months of fiscal 2016. SG&A expense increased 27% to $6.6 million in the first half of fiscal 2017. SG&A for the first half of fiscal 2017 includes $0.7 million of acquisition related costs.  Without these acquisition related costs, SG&A increased 14% compared to the first half of fiscal 2016 as a result of the Company's ongoing investment in sales and marketing initiatives. The Company recorded an operating loss of $1.1 million in the first half of fiscal 2017 as compared to operating income of $0.9 million in the first half of fiscal 2016.

Net loss in the first half of fiscal 2017 was $1.2 million or ($0.08) per basic and diluted share, compared to net income of $0.8 million or $0.05 per basic and diluted share in the first six months of fiscal 2016.  During the first six months of 2017, the Company recorded approximately $0.7 million in acquisition related expenses associated with the completion of its acquisition of Citiwaste.  Excluding these acquisition related expenses, on a non-GAAP basis, the Company reported an adjusted net loss of $0.5 million or ($0.03) per diluted share in the first half of 2017. (See Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) in the supplemental table included at the end of this release).

Financial flexibility and a strong balance sheet

Cash and cash equivalents were $7.2 million at December 31, 2016 compared to $12.4 million at June 30, 2016.  The decrease in cash and cash equivalents is primarily due to the $4.0 million paid for the Citiwaste acquisition, payment of acquisition related costs, and capital expenditures, including those related to the new Pennsylvania treatment facility.

Expanding Capabilities:  A Comprehensive Provider of Medical Waste Service Solutions

Mr. Tusa concluded, “The calendar year 2016 has been quite transformative as we integrated acquisitions of route-based businesses and launched a new plant in the Northeast, while remaining focused on our key mailback offering and inside and field sales initiatives.  We believe the domestic market for medical waste management services in the small and medium quantity generator market to be about $1 billion representing an underserved market that offers a significant growth opportunity for the Company.  Additionally, we are focused on driving growth of our unused medication solutions to meet the needs of our existing customer base and to win new customers in new markets.  With our diverse offerings and our broadened geographic reach, we believe Sharps is well positioned to drive future growth and profitability.”

Second quarter fiscal year 2017 webcast and conference call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps’ corporate strategy and outlook.  A question-and-answer session will follow.

The Sharps conference call can be accessed by domestic callers by dialing (877) 407-0782.  International callers may access the call by dialing (201) 689-8567.  The webcast can be monitored at www.sharpsinc.com.

A telephonic replay will be available through February 25, 2017.  To listen to the replay, domestic callers should dial (877) 481-4010 and international callers should dial (919) 882-2331 and enter replay ID number 10197. Transcript will also be posted to the Sharps website, once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include healthcare facilities, pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, surgery centers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and other used healthcare materials. The Company also offers its route-based pick-up service in an eleven (11) state region of the Northeast portion of the United States as well as Texas and Louisiana.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe harbor statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.’s current view of future events and financial performance.  Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the Company’s future results of operations could differ materially from historical results or current expectations.  Some of these risks include, without limitation, the Company’s ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company’s ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission.  Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict.  The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

Non-GAAP measures

This release contains certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”), including customer billings information, EBITDA and non-GAAP net income per share. The Company believes this information is useful to investors and other interested parties. EBITDA is a significant performance metric used by management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

Three-Months Ended				Six-Months Ended
December 31,				December 31,
	2016	2015	% Change	2016	2015	% Change
Revenue	$9,707	$9,992	(2.9%)	$19,238	$17,861	7.7%
Cost of revenue	6,812	6,673	2.1%	13,384	11,663	14.8%
Gross profit	2,895	3,319	(12.8%)	5,854	6,198	(5.6%)
Gross margin	29.8%	33.2%		30.4%	34.7%
SG&A expense	2,899	2,585	12.1%	6,598	5,181	27.3%
Depreciation and amortization	200	70		400	122
Operating income (loss)	(204)	664		(1,144)	895
Operating margin	(2.1%)	6.6%		(5.9%)	5.0%
Interest income	4	9		8	18
Interest (expense)	(27)	-		(58)	-
Total other (expense) income	(23)	9		(50)	18
Income (loss) before income taxes	(227)	673		(1,194)	913
Income tax expense	-	58		-	78
Net income (loss)	$(227)	$615		$(1,194)	$835
Net income (loss) per share
Basic	$(0.01)	$0.04		$(0.08)	$0.05
Diluted	$(0.01)	$0.04		$(0.08)	$0.05
Weighted Average Shares Outstanding
Basic	15,929	15,467		15,898	15,443
Diluted	15,929	16,062		15,898	15,994

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31, 2016	June 30, 2016
ASSETS:
Current assets:
Cash and cash equivalents	$7,234	$12,435
Accounts receivable, net	5,766	5,814
Inventory, net	4,382	3,919
Prepaid and other current assets	727	695
Total current assets	18,109	22,863
Property, plant and equipment, net	6,878	5,032
Other assets	118	84
Goodwill	6,724	1,039
Intangible assets, net	4,264	1,129
Total assets	$36,093	$30,147
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$3,130	$1,620
Accrued liabilities	1,936	1,534
Current maturities of long-term debt	2,834	-
Deferred revenue	2,356	2,477
Total current liabilities	10,256	5,631
Long-term deferred revenue, net of current portion	534	483
Other long-term liabilities	171	190
Long-term debt, net of current portion	62	-
Total liabilities	11,023	6,304
Stockholders’ equity:
Total stockholders' equity	25,070	23,843
Total liabilities and stockholders' equity	$36,093	$30,147

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(in thousands)
(Unaudited)

	Three-Months Ended December 31,
	2016	% Total	2015	$ Change	%
BILLINGS BY MARKET:
Professional	$3,017	32.6%	$1,861	$1,156	62.1%
Retail	1,642	17.7%	3,037	(1,395)	(45.9%)
Home Health Care	2,021	21.8%	2,091	(70)	(3.3%)
Pharmaceutical Manufacturer	1,404	15.1%	2,515	(1,111)	(44.2%)
Assisted Living	571	6.2%	518	53	10.2%
Government	371	4.0%	242	129	53.3%
Environmental	74	0.8%	75	(1)	(1.3%)
Other	165	1.8%	188	(23)	(12.2%)
Subtotal	$9,265	100.0%	$10,527	$(1,262)	(12.0%)
GAAP Adjustment *	442		(535)	977
Revenue Reported	$9,707		$9,992	$(285)	(2.9%)

	Six-Months Ended December 31,
	2016	% Total	2015	$ Change	%
BILLINGS BY MARKET:
Professional	$5,835	30.5%	$3,572	$2,263	63.4%
Retail	3,701	19.4%	4,786	(1,085)	(22.7%)
Home Health Care	3,887	20.3%	4,042	(155)	(3.8%)
Pharmaceutical Manufacturer	3,191	16.7%	3,754	(563)	(15.0%)
Assisted Living	1,164	6.1%	1,044	120	11.5%
Government	821	4.3%	706	115	16.3%
Environmental	142	0.7%	154	(12)	(7.8%)
Other	372	2.0%	450	(78)	(17.3%)
Subtotal	$19,113	100.0%	$18,508	$605	3.3%
GAAP Adjustment *	125		(647)	772
Revenue Reported	$19,238		$17,861	$1,377	7.7%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company’s balance sheet as deferred revenue.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Solution Information
(in thousands)
(Unaudited)

	Three-Months Ended December 31,
	2016	% Total	2015	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$5,973	64.5%	$7,949	$(1,976)	(24.9%)
Route-Based Pickup	1,580	17.1%	480	1,100	229.2%
Unused Medications	742	8.0%	1,034	(292)	(28.2%)
Third Party Treatment	74	0.8%	75	(1)	(1.3%)
Other	896	9.6%	989	(93)	(9.4%)
Total Billings By Solution	$9,265	100.0%	$10,527	$(1,262)

	Six-Months Ended December 31,
	2016	% Total	2015	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$12,539	65.7%	$13,585	$(1,046)	(7.7%)
Route-Based Pickup	3,045	15.9%	841	2,204	262.1%
Unused Medications	1,533	8.0%	2,036	(503)	(24.7%)
Third Party Treatment	142	0.7%	154	(12)	(7.8%)
Other	1,854	9.7%	1,892	(38)	(2.0%)
Total Billings By Solution	$19,113	100.0%	$18,508	$605

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(in thousands)
(Unaudited)

	Three-Months Ended December 31,
	2016	% Total	2015 *	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$4,823	52.1%	$6,143	$(1,320)	(21.5%)
Distributors	2,997	32.3%	3,366	(369)	(11.0%)
Inside and Online Sales	1,445	15.6%	1,018	427	41.9%
Total Billings By Channel	$9,265	100.0%	$10,527	$(1,262)	(12.0%)

	Six-Months Ended December 31,
	2016	% Total	2015 *	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$10,667	55.8%	$10,323	$344	3.3%
Distributors	5,651	29.6%	6,159	(508)	(8.2%)
Inside and Online Sales	2,795	14.6%	2,026	769	38.0%
Total Billings By Channel	$19,113	100.0%	$18,508	$605	3.3%

* Certain prior year amounts have been reclassified to conform to current year presentation.

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Income (Loss) to EBITDA
(in thousands)
(Unaudited)

	Three-Months Ended		Six-Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net Income (Loss)	$(227)	$615	$(1,194)	$835
Income tax expense	-	58	-	78
Interest expense (income)	23	(9)	50	(18)
Depreciation and amortization	370	191	708	379
EBITDA	$166	$855	$(436)	$1,274

The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net income (loss), plus income tax expense, interest expense (income), and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Sharps Compliance Corp. and Subsidiaries
Supplemental Reconciliation of GAAP to Non-GAAP Net Income (Loss) Per Share*
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended		Six-Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income (loss)	$(227)	$615	$(1,194)	$835
Diluted net income (loss) per share	$(0.01)	$0.04	$(0.08)	$0.05
Adjustments:
Acquisition costs	-	74	702	151
Adjustments	-	74	702	151
Adjusted net income (loss)	$(227)	$689	$(492)	$986

Adjusted diluted net income (loss) per share	$(0.01)	$0.04	$(0.03)	$0.06

* In accordance with U.S. generally accepted accounting principles (GAAP), the Company’s net deferred tax assets have been fully reserved by a tax valuation allowance and any tax expense (benefit) has been offset by the utilization of net operating loss carryforwards or additional deferred tax valuation allowance. Therefore, the amounts shown in this schedule have not been adjusted to reflect any tax impact. The Company defines adjusted net income as net income (loss) plus or minus certain nonrecurring transactions such as acquisition costs, executive severance costs, significant legal settlements and other interested parties. Such information would not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.

For more information contact:
Diana P. Diaz
Sharps Compliance Corp.
Vice President and Chief Financial Officer
Phone: (713) 660-3547
Email: ddiaz@sharpsinc.com

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
Phone: (203) 972-9200
Email: jnesbett@institutionalms.com